UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23,  2013

Neohydro Technologies Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-53669	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

2200 Yarbrough Avenue, Suite B 305, El Paso TX	79925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 857-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2013, the corporation entered into a non-binding letter of intent to acquire Couponz, Inc. for Preferred Shares of NeoHydro in exchange for 100% of the outstanding shares of Couponz, Inc. and for $100,000 of which part has already been advanced to Couponz, Inc.  The letter of intent anticipates approximately a 6 month due diligence period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On May 30, 2013 Claudio Lai resigned as from all officerships of the corporation and the Board appointed David Gasparine to serve as President, Treasurer, CEO and CFO until the next regularly scheduled shareholder meeting.

David Gasparine

Mr. Gasparine started Couponz, Inc. in April 2011 from scratch with a plan to provide an easy to use tool that alleviated the frustrations he experienced while he was operating his other small businesses, Tropical Smoothie Café.  Mr. Gasparine owned and operated two Tropical Smoothie Café locations in the greater Las Vegas area from February, 2007 to April, 2011.  Mr. Gasparine held several customer relation postions at the Bellagio, a 5 diamond Las Vegas Resort and Casino from November, 1998 to Jun, 2007.  Mr. Gasparine’s positions included Senior Valet Attendant and Limo driver; catering to the hotels elite clients.   From 2003 to 2007, Mr. Gasparine attended the College of Southern Nevada (CSN) completing an Associates degree of Liberal Arts.   Additionally, he attended the University of Las Vegas (UNLV) Engineering program.

Exhibits

No.

Exhibits

99

Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated  May 31, 2013

Neohydro Technologies Corp.

By: /s/ David Gasparine

David Gasparine, President

EXHIBIT INDEX

No.

Exhibits

99

Letter of Intent